Exhibit 99.3

RETICULATE MICRO, INC.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

I.	Purpose.

The Nominating and Corporate Governance Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Reticulate Micro, Inc. (the “Company”) as a committee of the Board. The purpose of the Committee is to assist the Board in fulfilling its oversight responsibility to assure that the Company is governed in a manner consistent with the interests of stockholders of the Company and in compliance with applicable laws, regulations, rules, and orders.

The Committee has overall responsibility for: (i) identifying and evaluating individuals qualified to become members of the Board, by reviewing nominees for election to the Board submitted by stockholders and recommending to the Board director nominees for election to fill any vacancies on the Board at an annual meeting or special meeting of the stockholders and, (ii) advising the Board with respect to Board organization, desired qualifications of Board members, the membership, function, operation, structure and composition of committees (including any committee authority to delegate to subcommittees), and self-evaluation and policies, (iii) advising on matters relating to corporate governance in each case, subject to the requirements of the Bylaws of the Company (as may be amended, supplemented or otherwise modified from time to time, the “Bylaws”) and monitoring developments in the law and practice of corporate governance, (iv) overseeing compliance with the Company’s Code of Business Conduct and Ethics and conduct of the Company’s officers, and the directors, and (v) approving any related party transactions.

II.	Membership, Structure and Qualifications.

Membership and Structure. The Committee shall consist of two (2) or more independent directors. The Committee members shall be elected annually by the Board, upon the recommendation of the Committee, for terms of one (1) year, or until their successors shall be duly elected and qualified.

Qualifications. All Committee members shall meet all applicable independence requirements of the NYSE American Company Guide (the “NYSE Guide”) and applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

Chairman. Unless the Chairman of the Committee (the “Chairman”) is elected by the full Board, the Committee members may designate a Chairman consistent with any recommendation of the Committee.

Resignation, Removal and Replacement. Any director may resign from the Committee at any time upon notice of such resignation to the Company. An independent director who ceases to be independent under the NYSE Guide shall promptly resign to the extent required for the Company to comply with applicable laws, rules and regulations. The Board shall have the power at any time to remove a member of the Committee with or without cause, to fill all vacancies, and to designate alternate members, upon the recommendation of the Committee, to replace any absent or disqualified members, so long as the Committee shall at all times have at least two (2) members and be composed solely of independent board members.

III.	Meetings and Other Actions.

All meetings of and other actions by the Committee shall be held and taken pursuant to the Bylaws, including provisions governing notice of meetings and waiver thereof, the number of Committee members required to take actions at meetings and by written consent, and other related matters. The Committee may invite any director who is not a member of the Committee, management, counsel, representatives of service providers or other persons to attend meetings and provide information as the Committee, in its sole discretion, considers appropriate.

Unless otherwise authorized by the Board, the Committee shall not delegate any of its authority to any subcommittee.

In the event that the Committee’s Chairman is unable to perform any of his or her functions or obligations hereunder, the Chairman of the Company’s Compensation Committee is hereby authorized and directed to act in the place and stead of the Chairman of this Committee and fulfill any and all functions or obligations that would otherwise be the responsibility of the Chairman of this Committee, without any further action or authorization by this Committee.

IV.	Goals, Responsibilities, and Authority.

The following are the general goals, responsibilities and authority of the Committee and are set forth only for its guidance. The Committee, however, may diverge from these responsibilities and/or may assume such other responsibilities as the Board may delegate from time to time and/or as the Committee may deem necessary or appropriate from time to time in performing its functions in accordance with the Bylaws and other governance documents of the Company with applicable law.

Nothing in this Charter shall be interpreted as diminishing or derogating the duties, responsibilities, or obligations of the Board. Subject to the requirements of the Bylaws, the Committee shall have the following responsibilities:

Nominating Directors

1. Evaluate periodically the desirability of and recommend to the Board any changes in the size and composition of the Board or the qualifications for Board membership.

2. Select and evaluate nominated directors, nominated either by the Board or the stockholders, in accordance with the general and specific considerations set forth below:

(a) General Considerations. The Board shall be comprised of at least enough independent directors to comply with the requirements of the NYSE Guide as well as applicable rules and regulations of the SEC (each such independent director, an “Independent Director” and collectively, the “Independent Directors”). In making its recommendations, the Committee may consider some or all of the following factors:

1. the candidate’s judgment, skill, experience with other organizations of comparable purpose, complexity and size, and subject to similar legal restrictions and oversight;

2. the interplay of the candidate’s experience with the experience of other Board members;

3. the extent to which the candidate would be a desirable addition to the Board and any committee thereof;

4. whether or not the person has any relationships that might impair his or her independence, including, but not limited to, business, financial or family relationships with the Company’s management; and

5. the candidate’s ability to contribute to the effective management of the Company, taking into account the needs of the Company and such factors as the individual’s experience, perspective, skills and knowledge of the industries in which the Company’s subsidiaries operate.

(b) Specific Considerations. In addition to the foregoing general considerations, the Committee shall develop, reevaluate at least annually and modify as appropriate a set of specific considerations outlining the skills, experiences (whether in business or in other areas such as public service, academia or scientific communities), particular areas of expertise, specific backgrounds, and other characteristics for which there is a specific need on the Board and which would enhance the effectiveness of the Board and its committees given its current composition.

3. Evaluate each new director candidate and each incumbent director before recommending that the Board nominate or re-nominate such individual for election or reelection (or that the Board elect such individual on an interim basis) as a director based upon the extent to which such individual satisfies the general criteria above and will contribute significantly to satisfying the overall mix of specific criteria identified above. Each annual decision to re-nominate an incumbent director should be based upon a careful consideration of such individual’s contributions, including the value of his or her experience as a director of the Company, the availability of new director candidates who may offer unique contributions and the Company’s changing needs.

4. Seek to identify potential director candidates who will strengthen the Board and will contribute to the overall mix of considerations identified above. This process should include establishing procedures for soliciting and reviewing potential nominees from directors and stockholders and for notifying those who suggest nominees of the outcome of such review. The Committee shall have sole authority to retain and terminate any third-party search firms to be used to identify director candidates, including sole authority to approve any such search firm’s fees and other terms of retention.

5. Submit to the Board the candidates for director to be recommended by the Board for election at an annual meeting or special meeting of the stockholders and to be added to the Board at any other times due to any expansion of the Board, director resignations or retirements or otherwise.

6. In the event of a vacancy on the Board, following determination by the Board that such vacancy shall be filled, identify candidates for director qualified to fill such vacancy that satisfies the general criteria above.

Board of Directors

7. Monitor performance of the Board and its individual members based upon the general criteria and the specific criteria applicable to the Board and each of its members. If any serious issues are identified with any director, work with such director to resolve such issues or, if necessary, seek such director’s resignation or recommend to the Board such person’s removal.

8. Review the director compensation process, self-evaluations, and policies.

9. Develop and periodically evaluate initial orientation guidelines and continuing education guidelines for each member of the Board and each member of each committee thereof regarding his or her responsibilities as a director generally and as a member of any applicable committee of the Board, and monitor and evaluate annually (and at any additional time a new member joins the Board or any committee thereof).

Board Committees

10. Review and evaluate at least annually the adequacy of the Committee’s own performance and Charter and provide a report on such evaluation and recommended proposed changes to the Charter to the Board.

11. Evaluate at least annually the performance, authority, operations, charter and composition of each standing or ad hoc committee of the Board (including any authority of a committee to delegate to a subcommittee) and the performance of each committee member and recommend any changes considered appropriate in the authority, operations, charter, number or membership of each committee.

12. Submit to the Board annually (and at any additional times that any committee members are to be selected) recommendations regarding candidates for membership on each committee of the Board.

Evaluation of and Succession Planning for Executive Officers

13. Assist the Board in evaluating the performance of and other factors relating to the retention of executive officers.

14. Subject to the requirements of the Bylaws, develop and periodically review and revise as appropriate, a management succession plan and related procedures. Consider and recommend to the Board candidates for successor to executive officers.

Corporate Governance

15. Develop, monitor, and make recommendations to the Board on matters of Company policies and practices relating to corporate governance, including the Company’s corporate governance guidelines.

16. Review and make recommendations to the Board regarding proposals of stockholders that relate to corporate governance.

17. Oversee compliance with the Company’s Code of Business Conduct and Ethics.

18. Oversee the evaluation of the Board.

19. Review and approve any related party transactions.

Other Matters

20. Perform such other duties and responsibilities as may be assigned to the Committee, from time to time, by the Board and/or the Chairman of the Board, or as designated in the Bylaws or by applicable law.

The forgoing list of duties is not exhaustive, and the Committee may, in addition, perform such other functions as may be necessary or appropriate for the performance of its duties.

V.	Additional Resources.

Subject to the approval of the Board, the Committee shall have the right to use reasonable amounts of time of the Company’s independent accountants, outside lawyers, and other internal staff and also shall have the right to hire independent experts, lawyers and other consultants to assist and advise the Committee in connection with its responsibilities. The Committee shall keep the Company’s Chief Financial Officer informed as to the general range of anticipated expenses for outside consultants and shall obtain the approval of the Board in advance for any expenditures.

VI.	Amendments.

Any amendments to this Charter must be approved or ratified by a majority vote of the Company’s Board, including a majority of independent directors.

VII.	Disclosure of Charter.

This Charter will be made available on the Company’s website.

Adopted by the Board of Directors on October 23, 2023.

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